Exhibit 99.2

    Eastman Kodak Company Financial Discussion Document
    Second Quarter 2003 Results

    2003 COMPARED WITH 2002

    Second quarter, 2003 presentation reflects the adoption of the Securities and Exchange Commission's final rules under "Conditions for Use of Non-GAAP Financial Measures," which requires that financial information be presented on a basis that conforms with generally accepted accounting principles (GAAP) in the U.S. As a result, the financial discussion which follows reflects the company's results from continuing operations on an "as reported" or "GAAP" basis. However, the Company also believes that presenting income from continuing operations excluding non-operational items is an important additional measure of performance that can be used for comparing results between reporting periods. Accordingly, the Company has included analysis based on non-GAAP financial measures in the discussion below.

    Second Quarter

    Consolidated Revenues:

    Net worldwide sales were $3.352 billion for the second quarter of 2003 as compared with $3.336 billion for the second quarter of 2002, representing an increase of $16 million, a decrease of 6% excluding the favorable impact of exchange. The increase in net sales was comprised of:

    -- Volume: decreases in volume reduced second quarter sales by approximately 2.0 percentage points driven primarily by consumer traditional film and photofinishing.

    -- Price/Mix: declines in price/mix reduced second quarter sales by approximately 4.0 percentage points, primarily driven by consumer film and photofinishing and consumer digital cameras.

    -- Exchange: favorable exchange of approximately 6.0 percentage points offset the negative impacts of price/mix and volume.

    Net sales in the U.S. were $1.470 billion for the second quarter of 2003 as compared with $1.573 billion for the prior year quarter, representing a decrease of $103 million, or 7%. Net sales outside the U.S. were $1.882 billion for the current quarter as compared with $1.763 billion for the second quarter of 2002, representing an increase of $119 million, or 7% as reported, a decrease of 4% excluding the favorable impact of exchange.

    Non-U.S. Revenues:

    The Company's operations outside the U.S. are reported in three regions: (1) the Europe, Africa and Middle East region ("EAMER"), (2) the Asia Pacific region and (3) the Canada and Latin America region.
    Net sales in the EAMER region were $1.045 billion for the second quarter of 2003 as compared with $932 million for the prior year quarter, representing an increase of $113 million or 12% as reported, a decrease of 4% excluding the favorable impact of exchange.
    Net sales in the Asia Pacific region were $537 million for the current quarter as compared with $557 million for the prior year quarter, representing a decrease of $20 million, or 4% as reported, a decrease of 9% excluding the favorable impact of exchange.
    Net sales in the Canada and Latin America region were $300 million in the current quarter as compared with $274 million for the second quarter of 2002, representing an increase of $26 million, or 9% as reported, an increase of 5% excluding the favorable impact of exchange.

    Emerging Markets:

    The Company's major emerging markets include China, Brazil, India, Mexico, Russia, Korea, Hong Kong and Taiwan. Net sales in emerging markets were $602 million for the second quarter of 2003 as compared with $605 million for the prior year quarter, a decrease of 4% excluding the favorable impact of exchange. The emerging market portfolio accounted for approximately 18% of Kodak's worldwide sales and 32% of Kodak's non-U.S. sales in the quarter. Sales growth in Russia, India and Mexico of 32%, 12% and 1%, respectively, was offset by declines in China and Brazil of 19% and 12%, respectively.
    The increase in sales in Russia is the result of Kodak Express and new channel expansion for Kodak products and services. Sales increases in India were driven by the continued success of camera seeding and Photoshop expansion programs. Sales declines in China resulted from the impact of SARS particularly for consumer and professional products and services. Declines in Brazil are reflective of continued economic weakness.

    Gross Profit:

    GAAP:

    Gross profit was $1.116 billion for the second quarter of 2003 as compared with $1.254 billion for the second quarter of 2002, representing a decrease of $138 million, or 11%. The gross profit margin was 33.3% in the current quarter as compared with 37.6% in the prior year quarter. The 4.3 percentage point decrease was primarily attributable to:

    --  Price/Mix: price/mix declines reduced gross profit margins by
        3.5 percentage points. These declines relate primarily to consumer film and consumer digital cameras.

    -- Productivity/Cost: manufacturing productivity/cost negatively impacted gross profit margins by approximately 2.0 percentage points.

    -- Exchange: favorably impacted gross profit margins by 1.0 percentage point.

    Operational:

    Excluding accelerated depreciation of $7 million and inventory write-downs of $3 million relating to focused cost reduction actions, gross profit on an operational basis was $1.126 billion for the second quarter of 2003 as compared with $1.254 billion for the second quarter of 2002, representing a decrease of $128 million, or 10%. The gross profit margin was 33.6% in the current quarter as compared with 37.6% in the prior year quarter. The 4.0 percentage point decrease was primarily attributable to:

    --  Price/Mix: price/mix declines reduced gross profit margins by
        3.5 percentage points. These declines relate primarily to consumer film and consumer digital cameras.

    -- Productivity/Cost: manufacturing productivity/cost negatively impacted gross profit margins by approximately 2.0 percentage points.

    -- Exchange: favorably impacted gross profit margins by 1.0 percentage point.

    Selling, General and Administrative Expenses:

    GAAP:

    Selling, general and administrative expenses (SG&A) were $716 million for the second quarter of 2003 as compared with $656 million for the prior year quarter, representing an increase of $60 million, or 9%. SG&A increased as a percentage of sales from 19.7% for the second quarter of 2002 to 21.4% for the current quarter. The increase in SG&A is attributable to the following:

    -- A charge of $14 million relating to a patent infringement claim.

    -- A charge of $14 million associated with the settlement of outstanding issues relating to a prior year acquisition.

    -- A charge of $9 million associated with the write-down of the Burrell Companies' net assets held for sale.

    --  Unfavorable exchange of $34 million.

    Operational:

    Excluding the charges noted above, SG&A expenses on an operational basis were $679 million for the second quarter of 2003 as compared with $646 million for the prior year quarter, representing an increase of $33 million, or 5%. The increase in SG&A is attributable to unfavorable exchange of $34 million. As a percentage of sales, SG&A increased from 19.4% for the second quarter of 2002 to 20.3% for the current quarter.

    Research and Development Costs:

    Research and Development costs (R&D) were $179 million for the second quarter of 2003 as compared with $192 million for the second quarter of 2002, representing a decrease of $13 million, or 7%. R&D decreased as a percentage of sales from 5.8% for the second quarter of 2002 to 5.3% for the current quarter. The net decrease in R&D is the result of cost savings realized from position eliminations associated with the prior year's cost reduction programs.

    Cost Reduction Plans:

    As announced in the fourth quarter of 2002 and the first quarter of 2003, Kodak has implemented a series of cost reduction actions resulting in pre-tax charges totaling $54 million or $.13 per share in the second quarter. The components of restructuring in the second quarter include $21 million for employee severance relating to the elimination of approximately 525 positions, $17 million relating to the dissolution of the Phogenix joint venture and $9 million associated with inventory write-downs, business exits and asset impairments. In addition, the company recorded accelerated depreciation of $7 million during the quarter associated with assets to be disposed of in connection with the relocation of certain manufacturing operations.
    Currently, the company is being adversely impacted by negative global economic conditions and a progressing digital transition. As the company continues to adjust its operating model in light of changing business conditions, it is probable that ongoing cost reduction activities will be required from time to time.
    Over the next twelve months, Kodak intends to implement a series of cost reduction actions, which are expected to result in pre-tax charges totaling $350 million to $450 million. It is anticipated that these actions will result in a reduction of approximately 4,500 to 6,000 positions worldwide primarily relating to the rationalization of global manufacturing assets, reduction of corporate administration and R&D, and the consolidation of the infrastructure and support relating to the company's consumer and professional products and services. The anticipated annual savings from these actions are expected to total $300 million to $400 million, with $275 million to $325 million expected to be realized in 2004.

    Earnings From Operations:

    GAAP:

    Earnings from operations (EFO) for the second quarter of 2003 were $177 million as compared with $406 million for the second quarter of 2002, representing a decrease of $229 million, or 56%. This decrease is attributable to the reasons indicated above.

    Operational:

    Excluding charges for cost reduction actions and charges relating to a patent infringement claim, a prior year acquisition and asset write-downs, EFO on an operational basis for the second quarter of 2003 were $268 million as compared with $416 million for the second quarter of 2002, representing a decrease of $148 million, or 36%. The decrease in earnings from operations was primarily the result of lower gross profit margins and higher SG&A.

    Below EFO:

    Interest expense for the second quarter of 2003 was $34 million as compared with $44 million for the prior year quarter, representing a decrease of $10 million, or 23%. The decrease in interest expense is primarily attributable to lower interest rates and lower average borrowing levels in the second quarter of 2003 relative to the prior year quarter.
    The other charges component includes principally investment income, income and losses from equity investments, foreign exchange and gains and losses on the sales of assets and investments. Other charges for the current quarter were $9 million as compared with other charges of $22 million for the second quarter of 2002. The improvement is primarily attributable to increased income from Kodak Polychrome Graphics, reduced losses from the Phogenix joint venture due to its dissolution, and reduced losses from the NexPress joint venture.

    Corporate Tax Rate:

    The Company's estimated annual effective tax rate from continuing operations for 2003 decreased from 26% in the first quarter of 2003 to 24% in the current year quarter. This decrease is primarily attributable to expectations that earnings in lower tax rate jurisdictions will increase as a percentage of total earnings.
    The Company's estimated annual effective tax rate from continuing operations decreased from 29% for the prior year second quarter to 24% for the second quarter of 2003. This decrease is primarily attributable to expectations that earnings in lower tax rate jurisdictions will increase as a percentage of total earnings.
    During the second quarter of 2003, the Company recorded a tax provision on a GAAP basis of $22 million, representing an effective tax rate from continuing operations of approximately 16%. The primary drivers of the lower effective tax rate relative to the estimated annual effective tax rate of 24% were the following discrete period items, which occurred in the second quarter and that are taxed in jurisdictions with tax rates greater than the estimated annual effective tax rate:

    --  A $54 million charge for focused cost reductions

    -- A $14 million charge for the settlement of a patent infringement claim

    -- A $14 million charge for the settlement of issues relating to a prior year acquisition

    -- A $9 million charge relating to the impairment of the Burrell Companies' net assets held for sale

    Earnings from Continuing Operations:

    GAAP:

    Earnings from continuing operations for the second quarter of 2003 were $112 million, or $.39 per diluted share, as compared with earnings from continuing operations for the second quarter of 2002 of $286 million, or $.98 per diluted share, representing a decrease of $174 million year over year. This decrease in earnings from continuing operations is attributable to the reasons described above.

    Operational:

    Earnings from continuing operations on an operational basis for the second quarter of 2003 were $172 million, or $.60 per diluted share, as compared with earnings from continuing operations on an operational basis for the second quarter of 2002 of $250 million, or $.86 per diluted share, representing a decrease of $78 million, or 31%. Second quarter operational earnings from continuing operations for 2003 exclude the following after-tax items:

    -- A charge of $36 million ($54 million pre-tax), or $.13 per share, resulting from previously announced cost reduction initiatives in the fourth quarter of 2002 and the first quarter of 2003. $44 million is recorded in "Restructuring Costs and Other", $7 million of accelerated depreciation associated with the relocation of certain manufacturing operations and $3 million of inventory write-downs are recorded in "Cost of Goods Sold" (COGS).

    -- A charge of $9 million ($14 million pre-tax) or $.03 per share is recorded in SG&A and relates to the settlement of a patent infringement claim.

    -- A charge of $9 million ($14 million pre-tax) or $.03 per share is recorded in SG&A and relates to the settlement of outstanding issues relating to a prior year acquisition.

    -- A charge of $6 million ($9 million pre-tax) or $.02 per share is recorded in SG&A and is associated with the write-down of the Burrell companies' net assets held for sale.

    Earnings from Discontinued Operations:

    The company did not have earnings or loss from discontinued operations in the second quarter of 2003. In the second quarter of 2002, a loss from discontinued operations of $.01 per diluted share was reported.

    Year-over-Year Comparison of Reported and Operational Earnings
                   (Amounts in millions of dollars)
----------------------------------------------------------------------
             2Q 03 as Excluded   2Q 03    2Q 02 as Excluded   2Q 02
             Reported  Items  Operational Reported  Items  Operational
            ----------------------------------------------------------
Sales          $3,352              $3,352   $3,336              $3,336
COGS            2,236   10 a        2,226    2,082               2,082
            ---------        ---------------------        ------------
Gross Profit    1,116               1,126    1,254               1,254
SG&A              716   37 b          679      656   10 d          646
R&D               179                 179      192                 192
Restructuring
 costs and
 other             44   44 c           -        -                   -
             ---------
EFO               177                 268      406                 416
Interest
 Expense          (34)                (34)     (44)               (44)

Other Charges      (9)                 (9)     (22)  3 d          (19)
            ---------        ---------------------        ------------
Below EFO         (43)                (43)     (66)               (63)
Earnings
 Before Taxes     134                 225      340                 353
Provision for
 Taxes             22   31 e           53       54  49 f           103
            ---------        ---------------------        ------------
Earnings -
 Cont. Ops.       112                 172      286                 250
Earnings
 (Loss)
 Disc. Ops.         -    -              -       (2)  2 g             -
Net Earnings     $112                 172      284                 250
Diluted EPS -
 Cont. Ops.     $0.39               $0.60    $0.98               $0.86
Diluted EPS     $0.39                        $0.97
----------------------------------------------------------------------

Items excluded from Earnings on an operational basis:

a - Accelerated depreciation of $7 million and inventory write-downs of $3 million in connection with focused cost reduction actions.

b - Charges for the Burrell Companies' net assets held for sale impairment, patent infringement claim settlement, and prior year acquisition settlement.

c - Charge for focused cost reductions of $44 million.

d - Strategic and non-strategic asset write-downs of $10 million and $3 million, respectively, were taken in Q2 2002.

e - Tax impacts associated with the above-mentioned excluded items.

f - Tax benefit of $45 million related to the closure of a subsidiary and the tax impacts associated with the above-mentioned excluded items.

g - Loss from discontinued operations.


As Percent of Sales:
                        2Q 03 as      2Q 03     2Q 02 as     2Q 02
                        Reported   Operational  Reported  Operational
                      ------------------------------------------------

Gross Profit              33.3%       33.6%      37.6%        37.6%
SG&A                      21.4%       20.3%      19.7%        19.4%
SG&A w/o Advertising      16.2%       15.1%      14.5%        14.2%
R&D                        5.3%        5.3%       5.8%         5.8%
EFO                        5.3%        8.0%      12.2%        12.5%
Net Earnings               3.3%        5.1%       8.6%         7.5%
----------------------------------------------------------------------

    Segment Results:

    Photography

    Revenues:

    Net worldwide sales for the Photography segment were $2.341 billion for the second quarter of 2003 as compared with $2.378 billion for the second quarter of 2002, representing a decrease of $37 million, or 2% as reported, or 8% excluding the favorable impact of exchange. The decrease in net sales was comprised of:

    -- Volume: decreases in volume reduced second quarter sales by approximately 4.0 percentage points. Volume declines for traditional consumer products and services were partially offset by increases in volume for consumer digital and entertainment products and services.

    -- Price/Mix: declines in price/mix reduced second quarter sales by approximately 4.0 percentage points.

    -- Exchange: favorable exchange of approximately 6.0 percentage points offset the negative impacts of price/mix and volume.

    Photography segment net sales in the U.S. were $972 million for the current quarter as compared with $1.083 billion for the second quarter of 2002, representing a decrease of $111 million, or 10%. Photography segment net sales outside the U.S. were $1.369 billion for the second quarter of 2003 as compared with $1.295 billion for the prior year quarter, representing an increase of $74 million, or 6% as reported, or a decrease of 6% excluding the favorable impact of exchange.

    Consumer products and services revenues:

    Net worldwide sales of consumer film products, including 35mm film, Advantix film and one-time-use cameras (OTUC), decreased 6% in the second quarter of 2003 as compared with the second quarter of 2002, reflecting 13% volume declines, partially offset by positive 1% price/mix and 6% favorable exchange. Sales of the Company's consumer film products within the U.S. decreased 9%, reflecting 11% volume declines and positive 2% price/mix. Positive price/mix trends in the U.S. were the result of better than expected OTUC mix driven by the HQ, black and white and OTUC plus digital family of products, as well as new premium film products including High Definition and black and white films. It also reflects the initial retailer inventory build in support of the launch of this new family of premium OTUC and film products. Sales of the Company's consumer film products outside the U.S. decreased 2%, reflecting 14% volume declines, unchanged price mix, partially offset by 12% favorable exchange.
    U.S. consumer film industry volumes decreased approximately 7% in the second quarter of 2003 as compared with the prior year quarter. Year to date U.S. consumer film industry volumes decreased approximately 8% year over year.
    Early in 2003, the company predicted that full year 2003 U.S. consumer film industry would decline 4% to 6% and that digital transition would reduce industry growth by 4% to 5%. The most current U.S. market data trends indicate that for full year 2003, the U.S. film industry will contract in the 7% to 8% range and digital substitution will reduce industry growth by approximately 8% to 10% suggesting that digital transition accounts for the majority of the industry decline.
    The Company's blended U.S. consumer film share decreased approximately 1% on a volume basis relative to the second quarter of 2002. Management remains confident in maintaining full year, 2002 year-over-year U.S. market share as it has done for the past several consecutive years.
    Worldwide volumes of consumer color paper decreased low double digits in the second quarter of 2003 as compared with the second quarter of 2002, with U.S. volumes also declining low double digits and volumes outside the U.S. decreasing high single digits. Kodak will no longer report sales trends for color negative paper because paper and other products are typically bundled together as a "systems sell" for customer contracting purposes.
    Net worldwide photofinishing sales, including Qualex in the U.S. and Consumer Imaging Services ("CIS") outside the U.S., decreased 16% in the second quarter of 2003 as compared with the second quarter of 2002, reflecting lower volumes and price/mix, partially offset by favorable exchange. In the U.S., Qualex's sales decreased 22%, reflecting the effects of a continued weak consumer film industry and consumer's shifting preference to on-site processing.
    Net sales from the Company's consumer digital products and services, which include Picture Maker kiosks/media and retail consumer digital services revenue primarily from Picture CD and Retail.com, increased 1% in the second quarter of 2003 as compared with the second quarter of 2002, driven primarily by an increase in sales of kiosks and consumer digital services.
    The average penetration rate for the number of rolls scanned at Qualex wholesale labs averaged 7.4% in the second quarter of 2003, an increase from the 7.0% rate recorded in the second quarter of 2002. Growth was driven by continued consumer acceptance of Picture CD and Retail.com. However, the number of images scanned versus the second quarter of 2002 decreased 15% due to the negative photofinishing trends at Qualex resulting from a weak consumer film industry and consumer's changing preferences toward on-site processing.
    Net worldwide sales of consumer digital cameras increased 65% in the second quarter of 2003 as compared with the prior year quarter, primarily reflecting strong volume increases and favorable exchange partially offset by price declines. Sales continue to be driven by strong consumer acceptance of the EasyShare digital camera system. In addition, Kodak's new Printer Dock 6000, introduced to the market in March of this year, exceeded sales expectations during the second quarter.
    As in prior years, Kodak's U.S. consumer digital camera market share declined slightly during the second quarter of 2003 on a quarter sequential basis as the company refreshes its product portfolio and transitions to a new line of digital cameras becoming available throughout the third quarter. While complete data for second quarter consumer digital market share is not yet available, all indications are that Kodak continues to hold one of the top U.S. market share positions. On a year to date basis, Kodak's U.S. consumer digital camera market share increased modestly year over year.
    Net worldwide sales of inkjet photo paper increased 51% in the current quarter as compared with the second quarter of 2002. The Company maintained its top two market share position in the United States quarter sequentially. The double-digit revenue growth and the maintenance of market share are primarily attributable to strong underlying market growth, successful merchandising efforts and the continued growth and acceptance of a new line of small format inkjet papers.
    The Company's Ofoto business increased its sales 56% in the second quarter of 2003 as compared with the prior year quarter. Ofoto now has more than 8 million members and continues to be the market leader in the online photo services space.

    Professional products and services revenues:

    Net worldwide sales of professional sensitized films, including color negative, color reversal and black and white films decreased 14% in the second quarter of 2003 as compared with the second quarter of 2002, primarily reflecting declines in volume and price/mix partially offset by favorable exchange. Net worldwide sales of professional sensitized output declined 3% in the second quarter of 2003 as compared with the prior year quarter reflecting declines in volume and price/mix partially offset by favorable exchange. Sales declines resulted primarily from the combined impacts of ongoing digital transition and continued economic weakness in markets worldwide.
    During the second quarter, worldwide sales increases were recorded for digital cameras, digital writers, Event Imaging solutions, digital systems and solutions, display materials and thermal equipment.

    Entertainment products and services revenues:

    Net worldwide sales of origination and print film to the entertainment industry increased 18%, primarily reflecting higher print film volumes due to a strong industry motion picture release schedule and favorable exchange. The new Vision 2 origination film continues to gain strong customer acceptance.

    Gross profit:

    Gross profit for the Photography segment was $757 million for the second quarter of 2003 as compared with $896 million for the prior year quarter, representing a decrease of $139 million or 16%. The gross profit margin was 32.3% in the current year quarter as compared with 37.7% in the prior year quarter. The 5.4 percentage point decline was primarily attributable to:

    -- Price/Mix: declines in price/mix reduced gross profit margins by approximately 4.0 percentage points.

    -- Productivity/Cost: manufacturing productivity/cost negatively impacted gross profit margins by approximately 2.0 percentage points.

    -- Exchange: favorably impacted gross profit margins by approximately 1.0 percentage point.

    SG&A:

    In the second quarter, SG&A expenses for the Photography segment increased $19 million, or 4%, from $507 million in the second quarter of 2002 to $526 million in the current quarter, and increased as a percentage of sales from 21.3% to 22.5%. The increase in SG&A is attributable to unfavorable exchange of $28 million, partially offset by cost reduction actions.

    R&D:

    Second quarter R&D costs for the Photography segment decreased $19 million, or 14%, from $132 million in the second quarter of 2002 to $113 million in the current quarter and decreased as a percentage of sales from 5.5% to 4.8%. The decrease in R&D was primarily attributable to cost savings realized from position eliminations associated with the prior year's cost reduction programs.

    EFO:

    Earnings from operations for the Photography segment decreased $138 million, from $257 million in the second quarter of 2002 to $119 million in the second quarter of 2003, primarily as a result of the factors described above.

    Health Imaging

    On July 21, 2003, Kodak Health Imaging announced its intention to acquire PracticeWorks, Inc., a leading provider of dental practice management software and digital radiographic imaging systems for approximately $500 million in cash. This acquisition is expected to contribute approximately $215 million in sales to the Health Imaging business during the first full year. It is anticipated that the transaction on an operating basis will be slightly dilutive through 2005 and accretive thereafter. This acquisition will enable Kodak to offer its customers a full spectrum of dental imaging products and services from traditional film to digital radiography and photography and is expected to move Health Imaging into the leading position in the dental practice management and dental digital radiographic markets.

    Revenues:

    Net worldwide sales for the Health Imaging segment were $607 million for the second quarter of 2003 as compared with $569 million for the prior year quarter, representing an increase of $38 million, or 7% as reported, an increase of 1% excluding the favorable impact of exchange. The increase in sales was comprised of:

    -- Volume: increases in volume contributed approximately 4.0 percentage points to second quarter sales, driven primarily by volumes increases in digital media, digital capture equipment and services.

    -- Price/Mix: declines in price/mix reduced second quarter sales by approximately 3.0 percentage points, primarily driven by digital media, laser printers and analog medical film.

    --  Exchange: favorable exchange impacted sales by approximately
        6.0 percentage points.

    Net sales in the U.S. were $266 million for the current quarter as compared with $270 million for the second quarter of 2002, representing a decrease of $4 million, or 1%. Net sales outside the U.S. were $341 million for the second quarter of 2003 as compared with $299 million for the prior year quarter, representing an increase of $42 million, or 14% as reported, or 3% excluding the favorable impact of exchange.

    Digital products and services revenues:

    Net worldwide sales of digital products, which include laser printers (DryView imagers and wet laser printers), digital media (DryView and wet laser media), digital capture equipment (computed radiography capture equipment and digital radiography equipment), services and Picture Archiving and Communications Systems ("PACS"), increased 11% in the second quarter of 2003 as compared with the prior year quarter. The increase in digital product sales was primarily attributable to higher volumes of digital capture equipment, digital media and services. Service revenues increased due to an increase in digital equipment service contracts during the current quarter.

    Traditional products and services revenues:

    Net worldwide sales of traditional products, including analog film, equipment, chemistry and services, increased 2% in the second quarter of 2003 as compared with the second quarter of 2002 driven primarily by favorable exchange and higher specialty film volumes. Traditional analog film products (excluding specialty films) decreased 3% due to lower price/mix only partially offset by higher volumes and favorable exchange.

    Gross profit:

    Gross profit for the Health Imaging segment was $263 million for the second quarter of 2003 as compared with $236 million in the prior year quarter, representing an increase of $27 million, or 11%. The gross profit margin was 43.3% in the current quarter as compared with 41.5% in the second quarter of 2002. The increase in the gross profit margin of 1.8 percentage points was principally attributable to:

    -- Price/Mix: declines in price/mix negatively impacted gross profit margins by approximately 1.7 percentage points.

    -- Productivity/Cost: manufacturing productivity/cost increased gross profit margins by approximately 2.2 percentage points.

    -- Exchange: favorable exchange added approximately 1.3 percentage points to the gross profit rate.

    SG&A:

    SG&A expenses for the Health Imaging segment increased $7 million, or 8%, from $87 million in the second quarter of 2002 to $94 million for the current quarter, and increased as a percentage of sales from 15.3% to 15.5%. The increase in SG&A expenses is primarily attributable to unfavorable exchange of $4 million and increased investment to drive growth.

    R&D:

    Second quarter R&D costs increased slightly from $37 million in the prior year quarter to $38 million in the current year quarter, but decreased as a percentage of sales from 6.5% for the second quarter of 2002 to 6.3% for the current quarter.

    EFO:

    Earnings from operations for the Health Imaging segment increased $19 million, or 17%, from $112 million for the prior year quarter to $131 million for the second quarter of 2003 while the operating earnings margin rate increased 1.9 percentage points to 21.6% from 19.7% for the prior year quarter. The increase in operating earnings reflects gross profit margin improvements.

    Commercial Imaging

    Revenues:

    Net worldwide sales for the Commercial Imaging segment were $382 million for the second quarter of 2003 as compared with $361 million for the prior year quarter, representing an increase of $21 million, or 6% as reported, an increase of 3% excluding the favorable impact of exchange. The increase in net sales was primarily comprised of:

    -- Volume: increases in volume contributed approximately 3.0 percentage points to second quarter sales driven by Imaging Services and document scanners.

    --  Price/Mix: price/mix remained essentially unchanged.

    -- Exchange: favorable exchange contributed approximately 3.0 percentage points to second quarter sales.

    Net sales in the U.S. were $221 million for the current year quarter as compared with $204 million for the prior year quarter, representing an increase of $17 million, or 8%. Net sales outside the U.S. were $161 million in the second quarter of 2003 as compared with $157 million for the prior year quarter, representing an increase of $4 million or 3% as reported, a decrease of 5% excluding the favorable impact of exchange.
    Net worldwide sales of graphic arts products to Kodak Polychrome Graphics ("KPG"), an unconsolidated joint venture affiliate in which the Company has a 50% ownership interest, decreased 16% in the current quarter as compared with the second quarter of 2002, primarily reflecting volume and price/mix declines in graphic arts film. This reduction resulted largely from digital technology transition and the effect of continuing economic weakness in the commercial printing market.
    Despite continued weakness in the global economy, KPG's earnings performance continues to improve driven primarily by its leading position in the growth segments of digital proofing and digital printing plates, coupled with favorable foreign exchange. KPG's operating profit has been positive for 12 consecutive quarters and continued to contribute positively to Kodak's "Other Charges" during the second quarter of 2003.
    NexPress, the unconsolidated joint venture between Kodak and Heidelberg in which the Company has a 50% ownership interest, continues to increase unit placements of the NexPress 2100 Digital Production Color Press despite a weak printing market, with good customer acceptance and average monthly page volumes for these units running higher than planned.

    Gross profit:

    Gross profit for the Commercial Imaging segment was $105 million for the second quarter of 2003 as compared with $115 million in the prior year quarter, representing a decrease of $10 million, or 9%. The gross profit margin was 27.5% in the current quarter as compared with 31.9% in the prior year quarter. The decrease in the gross profit margin of 4.4 percentage points was primarily attributable to:

    -- Price/Mix: declines in price/mix reduced gross profit margins by approximately 1.0 percentage point.

    -- Productivity/Cost: manufacturing productivity/cost reduced gross profit margins by approximately 3.0 percentage points.

    SG&A:

    SG&A expenses for the Commercial Imaging segment increased $2 million, or 4%, from $48 million for the second quarter of 2002 to $50 million for the current quarter, but decreased as a percentage of sales from 13.3% to 13.1%. Unfavorable exchange of $2 million in the second quarter of 2003 accounted for the SG&A increase.

    R&D:

    Second quarter R&D costs for the Commercial Imaging segment increased $1 million, or 7%, from $14 million in the second quarter of 2002 to $15 million for the current quarter, but remained unchanged as a percentage of sales at 3.9%.

    EFO:

    Earnings from operations for the Commercial Imaging segment decreased $13 million, or 25%, from $53 million in the second quarter of 2002 to $40 million in the current quarter primarily as a result of declining margin contributions from traditional graphic arts products.

    All Other

    Revenues:

    Net worldwide sales for All Other were $22 million for the second quarter of 2003 as compared with $28 million for the second quarter of 2002, representing a decrease of $6 million, or 21%.

    SK Display Corporation, the OLED manufacturing joint venture between Kodak and Sanyo, continues production scale-up with the goal of supplying production quantity OLED screens to the marketplace throughout the remainder of 2003.
    EFO:

    The loss from operations for All Other was $22 million in the current quarter as compared with the loss from operations of $6 million in the second quarter of 2002 primarily driven by increased levels of investment for Kodak's Display business.

    Balance Sheet:

    Cash Flow:

    Kodak defines free cash flow as net cash provided by continuing operations, (as determined under generally accepted accounting principles in the U.S.- U.S. GAAP), plus proceeds from the sale of assets minus capital expenditures, acquisitions and investments in unconsolidated affiliates. Kodak's definition of operating cash flow equals free cash flow less dividends.
    Operating cash flow during the second quarter of 2003 was negative $53 million, $355 million lower than the positive $302 million generated in the year ago quarter. Primary drivers of the variance include lower earnings from continuing operations, increased incentive compensation payments, including wage dividend earned in 2002, and a larger increase in accounts receivable in 2003 versus 2002.
    In January of 2003, the Company provided guidance for full year, 2003 operating cash (before acquisitions) of approximately $450 to $650 million. Kodak's current estimate for operating cash flow (before acquisitions) is approximately $500 million for full year 2003. The recently announced acquisition of PracticeWorks for approximately $500 million is expected to be funded by a combination of cash and debt.
    Since the Company had no scheduled dividend payments in the second quarter of 2003 or 2002, free cash flow and operating cash flow for the current quarter are identical. Net cash provided by (used in) continuing operations, investing activities and financing activities, as determined under GAAP in the second quarter of 2003 were $127 million, ($179) million and $286 million, respectively. The table below reconciles the net cash provided by continuing operations as determined under U.S. GAAP to Kodak's definition of operating cash flow for the second quarter of 2003:


                                                          ($ millions)

Net cash provided by continuing operations                      $127

Additions to properties                                         (125)
Investments in unconsolidated affiliates                         (21)
                                                           ----------
Operating Cash Flow (Continuing Operations) before
 acquisitions                                                    (19)

Acquisitions, net of cash acquired                               (34)
                                                           ----------
Operating Cash Flow (Continuing Operations)                     $(53)

    Dividend:

    The Company has a dividend policy whereby it makes semi-annual payments, which, when declared, will be paid on the Company's 10th business day each July and December to shareholders of record on the first business day of the preceding month. On April 15, 2003, the Company's Board of Directors declared a semi-annual cash dividend of $0.90 per share on the outstanding common stock of the Company. This dividend was paid on July 16, 2003 to shareholders of record at the close of business on June 2, 2003.

    Capital Spending:

    Capital additions were $125 million in the second quarter of 2003, with the majority of the spending supporting new products, manufacturing productivity and quality improvements, infrastructure improvements and ongoing environmental and safety initiatives.

    Receivables:

    Total receivables of $2.462 billion comprised of trade ($2.148 billion) and miscellaneous ($314 million) receivables at the end of the second quarter, 2003, declined $89 million from second quarter of 2002. This reduction is driven by strong operational improvements, including the reduction of past-due receivables. Accrued customer rebates are classified as miscellaneous payables, however, the majority of these are cleared through customer deductions. The effect of offsetting these accrued customer rebates would reduce the trade receivable balance by $429 million to $1.719 billion at the end of the second quarter of 2003, and would reduce the trade receivable balance by $327 million to $1.844 billion at the end of the second quarter of 2002.
    Days sales outstanding (DSO) decreased approximately 10 days from second quarter, 2002 and decreased approximately 1 day quarter sequentially. The DSO calculation includes the impact of reclassifying rebates as an offset to receivables for the last four quarters. Excluding the impact of rebate reclassification, the operational improvement in DSO was 4 days year over year and unchanged quarter sequentially. Kodak defines DSO: 4 quarter moving average net trade receivables after rebate reclassification, divided by 12 months of sales, multiplied by 365 days.

    Inventory:

    Kodak's inventories (after LIFO) increased $42 million year over year but decreased $7 million quarter sequentially.
    DSI is defined as four-quarter average inventory before the LIFO reserve divided by 12 months COGS as reported, multiplied by 365 days. Kodak defines inventory turns as 12 months COGS as reported divided by four quarter average inventory before the LIFO reserve.
    Days supply in inventory (DSI) improved by more than 4 days from the second quarter 2002 and by over 1 day quarter sequentially. Inventory turns have improved slightly by 0.1 turns to 5.5 turns since the end of the first quarter 2003. The DSI calculation is based on inventory before the LIFO reserve. Including the impact of the LIFO reserve, DSI improved by more than 2 days from the second quarter of 2002 and was essentially flat quarter sequentially; inventory turns remained essentially flat at 7.3 turns relative to the first quarter of 2003.

    Debt to Capital Ratio:

    Debt to total capital ratio was 51.2%, increasing 2.6 percentage points quarter sequentially and 1.6 percentage points year over year. Debt increased by $286 million to $2.990 billion and cash increased by $241 million to $838 million quarter sequentially, in keeping with the Company's plans to maintain a somewhat higher cash balance to ensure adequate operational liquidity. On a debt less cash basis, net debt was $2.152 billion, a decrease of $377 million from second quarter, 2002 levels of $2.529 billion.
    Equity amounted to $2.854 billion, a decrease of $10 million quarter sequentially, primarily due to earnings and the declaration of the semi-annual dividend, offset by exchange.

    Foreign Exchange:

    Year over year, the impact of foreign exchange on operating activities during the second quarter was a positive $0.17 per share whereas foreign exchange activities recorded in "Other Charges" had a negative $0.01 per share impact. Therefore, the sum of the operational and reportable exchange impacts increased earnings in the quarter by $0.16 per share.

    Outlook for Full Year 2003:

    Although it is difficult to predict earnings given the volatility of the current environment reflecting global economic weakness, international conflict and the continuing impact of the digital transition underway at the company, Kodak expects operational earnings of $.85 to $1.15 per share and GAAP earnings of $.25 to $.65 per share for the second half of 2003.

    Upcoming Meetings:

    Kodak's annual strategy meeting with investors will be held on Thursday, September 25, in New York City. Additional details will follow shortly.

    Safe Harbor Statement:

    Operational items are non-GAAP financial measures as defined by the Securities and Exchange Commission's final rules under "Conditions for Use of Non-GAAP Financial Measures."
    Certain statements in this press release may be forward looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to the Company's 2003 revenue, earnings, cash flow expectations and future focused cost reductions are forward-looking statements.
    Actual results may differ from those expressed or implied in forward-looking statements. In addition, any forward-looking statements represent estimates as of July 23, 2003, and should not be relied upon as representing estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if estimates change. Forward-looking statements are subject to a number of risk factors, including:

    -- Implementation of product strategies (including category expansion, digitization, OLED, and digital products);

    --  Implementation of intellectual property licensing strategies;

    --  Development and implementation of e-commerce strategies;

    --  Completion of information systems upgrades, including SAP;

    --  Completion of various portfolio actions;

    --  Reduction of inventories;

    --  Improvement in manufacturing productivity;

    --  Improvement in receivables performance;

    --  Reduction in capital expenditures;

    --  Improvement in supply chain efficiency;

    -- Implementation of future focused cost reductions, including personnel reductions;

    -- Development of the Company's business in emerging markets like China, India, Brazil, Mexico, and Russia.

    The forward-looking statements contained in this press release are subject to the following additional risk factors:

    -- Inherent unpredictability of currency fluctuations and raw material costs;

    --  Competitive actions, including pricing;

    -- The nature and pace of technology substitution, including the analog-to-digital shift;

    --  Continuing customer consolidation and buying power;

    --  General economic and business conditions.

    -- Other factors disclosed previously and from time to time in the Company's filings with the Securities and Exchange
        Commission.

    Any forward-looking statements in this press release should be evaluated in light of these important risk factors.

    CONTACT: Eastman Kodak Company
             Gerard Meuchner, 585-724-4513
             gerard.meuchner@kodak.com
             or
             Anthony Sanzio, 585-781-5481
             anthony.sanzio@kodak.com